THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS SO REGISTERED OR AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND LAWS IS AVAILABLE.

RED MOON, INC.

6% CONVERTIBLE NOTE

$300,000.00	January 22, 2008

Red Moon, Inc., a Delaware corporation (the "Company"), for value received hereby promises to pay to Zoom Technologies, Inc. (such person or any permitted transferee, the "Holder"), the principal sum of Three Hundred Thousand Dollars ($300,000) on the Maturity Date (as defined below) together with simple interest on the principal amount outstanding at the rate of six percent (6%) per annum, which interest shall be calculated on the basis of actual days elapsed and a 360-day year. Interest accrued on the outstanding principal amount shall be payable quarterly to the Holder within seven (7) days after each December 31, March 31, June 30 and September 30, commencing on June 30, 2008. This Note is issued by the Company pursuant to a Convertible Note Purchase Agreement of even date herewith by and among the Company and the original holder of this Note (the “Purchase Agreement”). Reference is made to the Purchase Agreement for a statement of certain additional rights and benefits to which the Holder is entitled. For purposes of this Note, “Maturity Date” shall mean the third annual anniversary of the date hereof. The obligations of the Company hereunder are secured by a first priority lien on certain equipment of the Company, as set forth in that certain Security Agreement, dated of even date hereof, and by and between the Company and the Holder.

1. Payment Provisions.

1.1 Payments on this Note. The Company shall make payments of principal of, and any interest on, this Note when due.

1.2 Prepayment of Principal. The principal indebtedness represented by this Note may be prepaid in whole or in part at any time and from time to time, without premium, at the option of the Company without the consent of the Holder hereof.

2. Default. The entire unpaid principal of this Note, together with all accrued and unpaid interest on the original principal amount, shall become and be immediately due and payable upon written demand of the Holder, without any other notice or demand of any kind or any presentment or protest, if any one of the following events (an "Event of Default") shall occur and be continuing at the time of such demand, whether voluntarily or involuntarily, or, without limitation, occurring or brought about by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental body:

2.1 Payment Defaults. If the Company shall fail to pay any installment of principal of or interest on this Note when due and such failure continues for ten (10) business days;

2.2 Voluntary Reorganization, etc. If the Company (i) makes a general assignment for the benefit of creditors, (ii) applies for, consents to, acquiesces in, files a petition or an answer seeking, or admits (by answer, default or otherwise) the material allegations of a petition filed against it seeking the appointment of a trustee, receiver, liquidator, debtor in possession, or assignee in bankruptcy or insolvency of itself or of all or a substantial portion of its assets, or a reorganization, arrangement with creditors or other remedy, relief or adjudication available to or against a debtor under any bankruptcy or insolvency law or any law relating to relief of debtors, or (iii) admits in writing its inability to pay its debts generally as they become due;

2.3 Involuntary Reorganization, etc. If a decree, order or judgment shall have been entered adjudging the Company as bankrupt or insolvent, or appointing a receiver, liquidator, trustee, debtor in possession or assignee in bankruptcy or insolvency for it or for all or a substantial portion of its assets, or approving a petition seeking a reorganization, arrangement, or the winding up or liquidation of its affairs on the grounds of insolvency or nonpayment of debts, and such decree, order or judgment shall remain undischarged and unstayed for a period of 120 days; or if any substantial part of the property of the Company is sequestered or attached and shall not be returned to the possession of the Company or released from such attachment within 120 days;

2.4 Liquidation or Organic Transaction. If the Company voluntarily begins the process of liquidation, winding up or dissolving the Company (which events are not part of those set forth in Section 2.2 or 2.3 above) or consummates an Organic Transaction. For purposes of this Note, an Organic Transaction shall mean (i) the sale of all or substantially all of the stock or assets of the Company, (ii) the consummation of a merger or consolidation in which either the Company is not the surviving entity or a majority of the stockholders of the Company immediately prior to such merger or consolidation are no longer a majority of the stockholders of the Company after such merger or consolidation, or (iii) the consummation of an initial public offering by the Company that results in gross proceeds to the Company or its stockholders of at least $10,000,000 and a share price of at least $10.00 per share;

2.5 Failure to Deliver Financial Statements. If the Company fails to (i) deliver to the Holder audited financial reports within 90 days after the end of the Company’s fiscal year, prepared by an accounting firm reasonably acceptable to the Holder; (ii) deliver to the Holder quarterly unaudited financial reports within 40 days after the end of each of the Company’s first three fiscal quarters, reviewed by an accounting firm reasonably acceptable to the Holder; (iii) use its best efforts to deliver to the Holder monthly unaudited financial reports within 30 days after the end of each month and an annual budget and business plan 30 days prior to the beginning of a fiscal year.

2.6 Subordination of Other Debt. This Note shall be senior to all long term liabilities of the Company and senior to all current liabilities of the Company over $11,000. Failure of the Company to deliver agreements from all holders of such debt of the Company acknowledging the priority of the Note to such debt and subordinating such debt to the Note shall be deemed an Event of Default. In addition, it shall be deemed an Event of Default if the Company shall incur any additional indebtedness without the prior written consent of the Holder, except for indebtedness in the ordinary course of business and in individual amounts not to exceed $50,000. It will be a condition to the purchase of the Note that the holders of all of the currently outstanding investor notes of the Company agree to freeze the accrual of interest under such notes as of January 1, 2008 and agree that from and after such date, no further interest will accrue or be payable under such notes beyond that which has accrued as of December 31, 2007, and failure to obtain or comply with such agreements shall be deemed an Event of Default.

2.7 Interest after an Event of Default. From and after the date of an Event of Default and through the date on which the Holder is paid in full, the interest rate applicable to the amounts due hereunder shall be the higher of eighteen percent per annum (18%) or the highest rate allowable by law.

2.8 Failure to Comply with Certain Covenants. If the Company fails to perform any of its obligations under Section 7.1 of that certain Option Agreement, dated as of even date hereof, and by and among the Company, the Holder and the “Holder” parties thereto.

3. Conversion.

3.1  Conversion. At any time that there are amounts outstanding under this Note, the Holder has the right, at its option, to convert the full outstanding aggregate principal amount of this Note and any like notes (collectively, the “Conversion Amount”) into fully paid and non-assessable shares of the Company’s Series A Preferred Stock (“Series A Stock). In order to exercise this conversion privilege, the Holder shall surrender this Note to the Company during normal business hours at the Company’s principal executive offices, accompanied by written notice in form reasonably satisfactory to the Company that the Holder elects to convert the Conversion Amount specified in such notice. As soon as practicable, the Company shall issue a stock certificate in the name of the Holder of this Note for the shares of Series A Stock issuable upon conversion.

3.2 Shares Issuable Upon Conversion. The number of shares of Series A Stock to be issued upon conversion shall be based on the Conversion Amount. If the Conversion Amount is equal to or greater than Five Hundred Thousand Dollars ($500,000) (the “Target Amount”), the Company shall issue the Holder shares of Series A Stock equal to twenty percent (20%) of the fully diluted capitalization of the Company at the time of issuance (the “Base Amount”). If the Conversion Amount is less than Five Hundred Thousand Dollars ($500,000), the shares of Series A Stock to be issued shall be equal to the Base Amount multiplied by a percentage determined by dividing the Conversion Amount by the Target Amount.

3.3 Fractional Shares. No fractional shares of Series A Stock, as applicable, shall be issued upon conversion of this Note but a cash payment will be made with respect to any fraction of a share which would otherwise be issued upon the surrender of this Note, or portion thereof, for conversion.

3.4 Accrued Interest. Upon conversion of this Note, the Company shall not be required to pay any accrued but unpaid interest on the amount so converted up to the date that this Note is converted into Series A Stock.

3.5 Rights upon issuance of Stock. Upon conversion of any portion of this Note, the parties agree that they will use good faith efforts to negotiate and execute all documentation reasonably requested by Holder. It is agreed and acknowledged that the parties will use the National Venture Capital Association (“NVCA”) forms as the basis for any document for which there is a reasonably applicable NVCA form, with such additions, deletions, modifications and the like as may be necessary to reflect the transaction between the parties. Any shares of Series A Stock issued to the Holder upon conversion shall have the same rights, preferences, restrictions and obligations as all other shares of Series A Stock.

4. Loss, Theft, Destruction or Mutilation. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of such loss, theft or destruction, upon delivery to the Company of an indemnity undertaking reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender of this Note to the Company, the Company will issue a new note, of like tenor and principal amount, in lieu of or in exchange for such lost, stolen, destroyed or mutilated Note.

5. Notices and Demands. All notices, demands and communications provided for in this Note or made under this Note shall be delivered, mailed registered or certified mail with postage prepaid, or telegraphed, addressed in each case as follows:

(a)	To the Company:

Red Moon, Inc.
625 Digital Drive, Suite 500
Plano, Texas 75075
Attn: Bryan Thompson, President and CEO

(b)	To the Holder of this Note:

Zoom Technologies, Inc.
207 South Street
Boston, MA 02111
Attn: Frank Manning, President and CEO

with a copy to:

Morse, Barnes-Brown & Pendleton, P.C.
Reservoir Place
1601 Trapelo Road
Waltham, MA 02451
Attention: Jeffrey P. Steele, Esq.

or such other address as may, after the date of this Note, be designated by the Holder or the Company by notice given to the other party as the address to which communications under this Note shall thereafter be delivered or mailed.

Notices, demands and communications shall be deemed to have been given or made when so delivered, mailed or telegraphed.

6. Present Intent. By acceptance of this Note, the Holder acknowledges that this Note is being acquired without a present intention of resale or distribution, and that this Note will not be transferred, pledged or otherwise disposed of by the Holder in the absence of an effective registration statement under the Securities Act of 1933, as amended, or an opinion of counsel reasonably satisfactory to the Company that such registration is, under the circumstances, not required.

7. Miscellaneous Provisions.

7.1 No Oral Modifications. Neither this Note nor any term of this Note may be changed, waived, discharged or terminated orally, but may only be amended or modified by an instrument in writing signed by all of the parties hereto.

7.2 Binding Effect. This Note shall be binding upon and inure to the benefit of the Company, the Holder of this Note and their respective heirs, successors and assigns.

7.3 Governing Law. This Note shall be governed by the laws of the Commonwealth of Massachusetts. To the extent permitted by applicable law, the Company waives the right to trial by jury in any such action or proceeding.

7.4 Recourse. Recourse under this Note shall be to the assets of the Company only and in no event to the officers, directors or stockholders of the Company.

7.5 Costs. The undersigned will pay all reasonable costs and expenses of collection, including attorneys' fees and disbursements, appraiser's fees and court costs, incurred or paid by the Holder in enforcing this Note, to the extent permitted by law, including all costs and reasonable attorneys' fees incurred in any appeal, bankruptcy proceeding, or other proceeding.

7.6 Transfer. This Note may be transferred in whole or in part by the Holder with the prior written consent of the Company, which shall not be unreasonably withheld.

IN WITNESS WHEREOF, the Company has caused this Note to be executed in its corporate name by its duly authorized officer this 22nd day of January, 2008.

RED MOON, INC.

[Corporate Seal]	By:	/s/Bryan Thompson
Bryan Thompson, President and CEO

Attest:

/s/Bryan Thompson
Secretary